Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Announces Record Date and Meeting Date for Special Meeting of Stockholders

Qingdao, China and Rockville, Md. – March 13, 2017 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced that it has called a special meeting of its stockholders (the “Special Meeting”), to be held on April 28, 2017, at 11:00 a.m. (Beijing time), at the Synutra International Building, 106 Dong Lu Yuan, Tongzhou District, Beijing 101101, China, to consider and vote on the proposal to adopt the previously announced agreement and plan of merger, dated November 17, 2016 (the “Merger Agreement”), by and among the Company, Beams Power Investment Limited (“Parent”) and Beams Power Merger Sub Limited (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). If completed, the proposed Merger will result in the Company becoming a privately-held company and the common stock of the Company will no longer be listed on the NASDAQ Global Select Market. The Company’s board of directors, acting upon the unanimous recommendation of the special committee formed by the board of directors, approved the Merger Agreement and resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement.

Stockholders of record as of the close of business, New York time, on March 14, 2017, the record date for the Special Meeting, are entitled to receive notice of the Special Meeting and to vote the shares of common stock of the Company owned by them at the Special Meeting. Additional information regarding the Special Meeting and the Merger Agreement can be found in the transaction statement on Schedule 13E-3 and the definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2017, which can be obtained, along with other filings containing information about the Company, the proposed Merger and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, holders of shares of common stock of the Company as of the record date will receive the definitive proxy statement by mail. Requests for additional copies of the definitive proxy statement should follow the instructions set out in the stockholder notice of the Special Meeting, or alternatively, be directed to MacKenzie Partners, Inc., the Company’s proxy solicitor, toll free at (800)-322-2885 (or +1-212-929-5500 call collect outside of the United States) or by email at proxy@mackenziepartners.com. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS.

The Company and certain of its directors, executive officers and other members of management and employees may, under the SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in the definitive proxy statement and Schedule 13E-3 transaction statement relating to the proposed Merger. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other filings that have been or will be made with the SEC.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the “Shengyuan” or “Synutra” name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of December 31, 2016, this network comprised over 990 independent distributors and over 270 independent sub-distributors who sell Synutra products in approximately 27,680 retail outlets.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “should,” “will,” “aim,” “potential,” “continue,” or other similar expressions. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those contained in any such statements. Potential risks and uncertainties include, without limitation, uncertainties as to the expected benefits and costs of the proposed Merger, the expected timing of the completion of the Merger, the parties’ ability to complete the Merger considering the various closing conditions, the possibility that various closing conditions to the Merger may not be satisfied or waived, how Synutra’s stockholders will vote at the meeting of stockholders, the possibility that competing offers will be made and other risks and uncertainties discussed in Synutra’s filings with the SEC, as well as the Schedule 13E-3 transaction statement and the proxy statement filed by Synutra in connection with the Merger. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552